Exhibit 99.1

Diamondback Energy, Inc. Announces Transformational Acquisition in The Delaware Basin and Increases 2017 Production Outlook

MIDLAND, Texas, Dec. 14, 2016 (GLOBE NEWSWIRE) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced that it has entered into a definitive purchase agreement to acquire all leasehold interests and related assets of Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC (“the Sellers” or “Brigham Resources”), for an aggregate purchase price of $2.43 billion, consisting of $1.62 billion in cash and 7.69 million shares of Diamondback common stock, subject to certain adjustments. Upon completion, the pending acquisition will provide Diamondback with primarily operated leasehold interests on 76,319 net acres located in Pecos and Reeves counties, Texas and will bring Diamondback’s total leasehold interests to approximately 182,000 net surface acres in the Permian Basin.

ACQUISITION HIGHLIGHTS:

◆	76,319 net leasehold acres in the highest oil content region of the Delaware Basin, which has been de-risked by 48 producing horizontal wells on the acreage
◆	Mineral interests comprised of 1,149 net royalty acres under leasehold acres
◆	November 2016 average net production of 9,482 boe/d (77% oil)
◆	1,213 net identified potential horizontal drilling locations across four proven zones with additional upside potential in multiple other zones and via downspacing
◆	Contiguous position supports average lateral lengths of approximately 8,000 feet based on current leasehold, with multiple opportunities to increase lateral lengths
◆	Significant operating control with approximately 83% of acreage operated and over 81% working interest
◆	Existing infrastructure valued at approximately $50 million; future upside from midstream development
◆	Immediately accretive on acreage and financial metrics
◆	Company will issue approximately 7.69 million shares of Diamondback common stock to the Sellers valued at $809.6 million based on the December 13, 2016 closing price of $105.28
◆	Diamondback intends to finance the cash portion of the purchase price, subject to market conditions and other factors, through a combination of cash on hand and proceeds from one or more capital markets transactions, which may include debt and equity offerings
◆	An effective date of January 1, 2017 with anticipated close at the end of February 2017

“Diamondback’s pending acquisition of Brigham Resources in the Delaware Basin represents an important milestone for our company and creates a standard for growth within cash flow in the independent North American E&P space. Diamondback feels we are creating exceptional shareholder value by doubling our Tier One inventory at an attractive entry price. This acquisition is expected to be immediately accretive on operational and financial metrics, and the existing production allows

Diamondback to grow volumes on a pro forma basis without compromising balance sheet integrity. We feel that the single well economics of over 100% internal rates of return at today’s commodity prices on this acreage compete for capital in the top quartile of our existing inventory and are comparable to the acreage we acquired in July 2016 in the Southern Delaware Basin.”

“With Diamondback’s proven ability to execute, we now believe we have the resource and acreage base to efficiently support 15 to 20 operated rigs. In addition to our soon to be added sixth rig that will begin developing our previously acquired acreage in the Delaware Basin, we plan to add two additional rigs to develop this pending acquisition in 2017,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “We believe our near-term acceleration across our asset base, along with the production from this acquisition, will put us in a position to achieve over 60% production growth in 2017 at the midpoint of our current guidance range. We also believe our balanced acreage position between the Midland and Delaware Basins provides a runway for unprecedented growth for years to come while we remain focused on shareholder returns and balance sheet integrity. We look forward to working with the Brigham team immediately to prepare for a smooth transition post close.”

Gene Shepherd, Chief Executive Officer of Brigham Resources stated, “This transaction represents a unique opportunity to place our Southern Delaware Basin assets in the hands of one of the premier value creators and operators in the Permian Basin. I am proud of what the Brigham team accomplished over a few short years in identifying, capturing and developing a large and highly economic inventory of drilling locations across the multiple Wolfcamp and Bone Spring objectives. Along with our sponsors, Warburg Pincus, Yorktown and Pine Brook, we are excited to partner with Travis Stice and the Diamondback team for the asset’s next phase of accelerated development.”

EXPANDING DELAWARE BASIN FOOTPRINT THROUGH ACCRETIVE ACQUISITION

Diamondback has entered into a definitive purchase agreement to acquire all outstanding leasehold interests and related assets of Brigham Resources, LLC for $1.62 billion in cash and 7.69 million shares of Diamondback stock, valued at $809.6 million for Diamondback’s closing stock price of $105.28 on December 13, 2016, subject to certain adjustments. The transaction, which is expected to close at the end of February 2017, will bring Diamondback’s total leasehold to approximately 182,000 net acres, assuming all acreage is acquired.

The assets, located in Pecos and Reeves counties across over 93,761 gross (76,319 net) acres, includes approximately 9,500 boe/d (77% oil, 40 – 44 API gravity crude) of net current production from 48 gross producing horizontal wells and 16 gross producing vertical wells. There are also estimated to be six drilled but uncompleted wells (“DUCs”) as of the January 1 effective date.

Recent horizontal wells on and surrounding the properties have confirmed geochemical data that indicates four primary targets: Wolfcamp A, Wolfcamp B, 3rd Bone Spring and the 2nd Bone Spring. Diamondback believes that development potential within the footprint of the acquisitions includes 1,213 net horizontal locations, based on 880-foot spacing (6 wells per section) in the Wolfcamp A and Wolfcamp B and 1,320-

foot inter-lateral spacing (4 wells per section) in the 3rd Bone Spring and 2nd Bone Spring. Additional development and downspacing potential may exist throughout the Wolfcamp and Bone Spring intervals.

The contiguous nature of the acreage is advantageous for efficient development. Diamondback believes that the identified potential horizontal locations are conducive to more capital efficient longer laterals with an average of 8,000 feet, with multiple opportunities to block up acreage and extend laterals. Existing infrastructure in place includes gas pipeline, fresh water access, frac ponds and salt water gathering and disposal infrastructure.

Diamondback intends to finance the cash portion of the acquisition, subject to market conditions and other factors, through a combination of cash on hand and proceeds from one or more capital markets transactions, which may include debt and equity offerings.

The acquisition is expected to close at the end of February 2017 and the effective date of the transaction is January 1, 2017; however, the transaction remains subject to completion of due diligence and satisfaction of other closing conditions, and there can be no assurance that the transaction will be completed as planned or at all.

PRELIMINARY FULL YEAR 2017 PRO FORMA GUIDANCE

Pro forma for the pending acquisition, Diamondback is increasing its preliminary full year 2017 production guidance to a range of 64.0 to 73.0 Mboe/d, up 25% from the midpoint of the prior range of 52.0 to 58.0 Mboe/d.

•	The Company anticipates the costs for a 7,500’ lateral horizontal well to range from $5.0 to $5.5 million in the Midland Basin and from $6.0 to $7.5 million in the Delaware Basin.

•	As a result of the anticipated increased activity from the pending acquisition, Diamondback is increasing its 2017 capital expenditure guidance to a range of $700 to $900 million from a prior range of $500 to $650 million. Diamondback anticipates it will spend up to $75 million on accretive infrastructure investments in the Delaware Basin in 2017.

2017 Guidance
Diamondback Energy, Inc.
Total Net Production – MBoe/d	64.0 – 73.0

($—million)
Gross horizontal well costs—Midland Basin(a)	$5.0—$5.5
Gross horizontal well costs—Delaware Basin(a)	$6.0—$7.5

Capital Budget ($—million)
2017 Capital Spend	$700—$900

(a)	Assumes a 7,500’ average lateral length.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the acquisition announced above. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com

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